ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com
EXHIBIT 99.1

NEWS RELEASE

Abraxas Announces 2012 Capital Expenditure Budget of $70 Million and
Presentation Details for the Upcoming Stephens Inc. Fall Investment Conference

SAN ANTONIO (November 13, 2011) - Abraxas Petroleum Corporation (NASDAQ:AXAS) today announced its 2012 capital expenditure budget of $70 million, targeting oil and liquids-rich projects across all of its operating areas.

 “We are pleased to announce our 2012 capital expenditure budget of $70 million which is a 17% increase over 2011.  All of our projects in 2012 will be focused in our oil / liquids-rich plays and we will pick and choose as industry conditions warrant from a laundry list of projects that our operations team has assembled.  Nonetheless, we are committed to a continual pad development drilling program in the Williston Basin with our Company owned rig with approximately 10 gross (5 net) operated wells planned for 2012 and we will continue to participate on a non-operated basis as AFEs come in,” commented Bob Watson, Abraxas’ President and CEO.

Presentation Details
Abraxas is scheduled to present at 11:30 a.m. Eastern Time (10:30 a.m. CT) on Tuesday, November 15, 2011 at the Stephens Inc. Fall Investment Conference being held November 15-16, 2011 in New York.  The live audio webcast with the corresponding PowerPoint presentation will be available at http://wsw.com/webcast/stph17/axas/ or on the Company’s web site, http://www.abraxaspetroleum.com, in the Investor Relations section under Webcasts / Presentations.  The webcast including the slide presentation will be archived on the Company’s web site for 60 days.

Abraxas Petroleum Corporation is a San Antonio based oil and gas exploration and production company with operations across the Rocky Mountain, Mid-Continent, Permian Basin and onshore Gulf Coast regions of the United States and in the province of Alberta, Canada.

Safe Harbor for forward-looking statements:  Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release.  Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for its oil and gas.  In addition, Abraxas’ future oil and gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves.  Further, Abraxas operates in an industry where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control.  In the context of forward-looking information provided in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788    Fax: 210.918.6675

ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com

FOR MORE INFORMATION CONTACT:
Barbara M. Stuckey/ Vice President - Corporate Finance
Phone 210.490.4788
bstuckey@abraxaspetroleum.com
www.abraxaspetroleum.com

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788    Fax: 210.918.6675